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EXHIBIT 21



SUBSIDIARIES OF THE REGISTRANT
As of December 31, 1996





                                             Percentage of
Name                     Jurisdiction        Stock Owned
----                     ------------        -------------

AWI Retail, Inc.         North Carolina      100%

Pilot Research Corp.     North Carolina      100%

Alba Export Corp.        North Carolina      100%



                                       24

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